Exhibit 99.4
Contact Information:
Thomas Song
Managing Vice President
Tower Group, Inc.
212-655-4789
tsong@twrgrp.com
Tower Group, Inc. Completes Acquisition of CastlePoint Holdings, Ltd.
NEW YORK — February 5, 2009 — Tower Group, Inc. (NASDAQ: TWGP) today announced that it has completed its acquisition of CastlePoint Holdings, Ltd. (NASDAQ: CPHL) in a transaction valued at $531 million based on Tower’s current market price. Tower announced a definitive agreement to acquire CastlePoint on August 5, 2008. All closing conditions have been met.
Key Highlights
•	Increased Financial Strength. Tower’s stockholders’ equity more than doubles and is estimated to be $733 million on a pro forma basis as of September 30, 2008. The average credit rating of the combined investment portfolios increases from AA- to AA.

•	Access to Additional Capital to Support Growth. The additional capital from CastlePoint will support the growth of Tower’s primary insurance business, organically and through acquisitions.

•	Revenue Diversification. The combined gross premiums written are projected to be in a range between $1.1 and $1.2 billion for 2009. Tower will continue to focus on brokerage business through its retail and wholesale agents. CastlePoint will continue to aggregate profitable business from managing general agents and small insurance companies.

•	Cost Savings and Operational Efficiencies. Tower and CastlePoint will have opportunities to further streamline operations.
Michael H. Lee, President and Chief Executive Officer of Tower, stated, “We are extremely appreciative to the shareholders of Tower and CastlePoint for their overwhelmingly positive support for this transaction and to everyone, including the Special Committees of both companies and outside advisers, who worked diligently on this transaction. The acquisition of CastlePoint uniquely positions Tower to be able to take advantage of current market opportunities by utilizing CastlePoint’s capital to expand our primary business and make acquisitions that will enhance value to our shareholders.”
With the close of the transaction, CastlePoint shares (NASDAQ: CPHL) will be delisted from the NASDAQ.
About Tower Group, Inc.
Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses. Tower Group’s insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.
For more information visit Tower’s website at
http://www.twrgrp.com/.
Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release or any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and the assumptions underlying our pro forma projections and/or earnings guidance could prove incorrect, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.